SHARE SALE AND EXCHANGE AGREEMENT

by and between

Dosantos Investments S.à r.l.

and

Weather Investments II S.à r.l.

dated 14 April 2011

This Share Sale and Exchange Agreement is entered into on 14 April 2011 by and between:

Dosantos Investments S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 154,905.89 and registered with the Luxembourg Trade and Companies Register under number B 145.442, represented by David Catala, duly authorized pursuant to the resolution of the meeting of the board of managers dated 5 April 2011 (“Dosantos”);

and

Weather Investments II S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 12 Rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 375,337,525 and registered with the Luxembourg Trade and Companies Register under number B 108.440, represented by Fabio Ceccarelli, duly authorized pursuant to the resolution of the meeting of the board of managers dated 5 April 2011 (“WII”)

(hereinafter each of Dosantos and WII, severally, a “Party” and, jointly, the “Parties”)

WHEREAS

(1)
Dosantos owns 3,564,334 class D shares and 2,195,630 class E shares, all without par value (the “Shares”) of WIND TELECOM S.p.A. (formerly Weather Investments S.p.A.), a company incorporated under the laws of the Republic of Italy, with registered office in Rome, Via dei Due Macelli 66, tax-payer’s code and enrolment in the Chamber of Commerce of Rome no. 08526731008, REA no. 1100367, corporate capital equal to EUR 754,090,920.15, fully paid-in (“WT”).

(2)
(a) On 23 October 2008, WII acting as borrower and NNS Holding, OS Holding and SOS Holding acting as lenders entered into a USD 100,000,000 loan agreement (the “Loan”), whereby, among other things, NNS Holding, a limited company incorporated under the laws of the Cayman Islands, having its registered office at Ugland House, South Church Street, PO Box 309, George Town, Grand Cayman, Cayman Islands, made available USD 20,000,000.00 to WII.

(b) By an assignment agreement dated 23 December 2009, NNS Holding assigned its rights, title and interest in and to the Receivable (as defined in such assignment agreement) in respect of the Loan to Dosantos (the “Receivable”).

(c) On 23 December 2009, WII and Dosantos entered into a share purchase agreement (the “Share Purchase Agreement”), whereby the first sold and transferred to the latter 3,564,334 class D shares and 2,195,630 class E shares of WT and Dosantos’s obligation to pay the purchase price was completely set-off against the Receivable, so that Dosantos’s obligation to pay the consideration under the Share Purchase Agreement and WII’s obligations under the Receivable were completely satisfied.

(3)
On 17 January 2011, WII and VimpelCom Ltd., a company organized and existing under the laws of Bermuda (“VimpelCom”), inter alios, entered into a share sale and exchange agreement (the “SSEA”), as may be amended, whereby, among other things, WII agreed to sell the Weather I Shares (as defined therein) to VimpelCom on the VimpelCom Closing Date (as defined therein), in exchange for a combination of cash and newly issued common shares and preferred shares of VimpelCom.

(4)
Dosantos intends to sell the Shares to WII, which intends to accept them, in exchange for a consideration having substantially a corresponding economic value with and including a cash portion and an amount of common shares of VimpelCom, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, which constitute an integral and essential part of this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. In this Agreement, unless expressly stated otherwise, the capitalized terms set out below have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” means this share sale and exchange agreement, including the recitals and the Schedule attached hereto;

“Business Day” means a day upon which banks are generally open for business in Rome, Luxembourg, New York and London;

“Closing” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Closing Date” means the date on which all the formalities and actions for the Closing to take place under Article 3 below are complied with, performed and completed, as applicable;

“Existing Agreements” means the Shareholders Agreement, the Share Purchase Agreement, the Loan, any agreement between Dosantos and WII or any member of the WT Group and each other agreement or other document ancillary to the aforementioned documents, in each case entered into or relevant to, inter alios, one or more of the Parties;

“Governmental Authority” means any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or arbitration tribunal, self-regulatory organization or other similar non-governmental regulatory body;

“Law” means all applicable laws, statutes, ordinances, common law, arbitration awards, or any rules, regulations, judgments, orders, writs, injunctions, decrees, agency requirements or published interpretations of any Governmental Entity, in each of the jurisdictions in which each member of WT Group currently conducts business or operates;

“Liens” means any and all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever;

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof;

“Shareholders Agreement” means the shareholders agreement dated 4 June 2008 between, inter alios, WII and WT, as amended and restated on 28 January 2009, to which Dosantos acceded by executing a deed of adherence on 23 December 2009;

“Subsidiary”, with respect to any Person, means any Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other person performing similar functions (or if there are no such voting interests, 50% or more of the equity interest in the second Person);

“Tax” means (i) all taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer pricing, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax, amounts in respect of tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise;

“Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Tax;

“VimpelCom Closing” means the consummation of the transactions contemplated by the SSEA;

“VimpelCom Closing Date” means the date on which the VimpelCom Closing takes place; and

“WT Group” means WT and each of its Subsidiaries.

ARTICLE 2

SALE AND EXCHANGE OF SHARES

2.1
Sale and Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date Dosantos shall sell, assign, convey, transfer and deliver the Shares as well as all rights attached or accruing to such Shares, free and clear of all Liens, to WII, in exchange for the Consideration (as defined below).

2.2	Consideration. The consideration for the purchase of the Shares (the “Consideration”) shall consist of:

(a)	USD 4,802,937 to be paid in cash (the “Cash Portion”); and

(b)	3,127,996 common shares of VimpelCom (the “VIP Shares”).

ARTICLE 3

CLOSING

3.1	Closing. All the actions to be taken at Closing shall occur prior to or substantially simultaneously with the VimpelCom Closing, in accordance with Article 3.2 below.

3.2	Delivery of Shares and Payment of Consideration.

Without prejudice to the provisions set forth in Article 3.5 below:

(a)	Dosantos shall on the date hereof:

(i)	deliver to WII the Shares represented by share certificates free from any Liens, duly endorsed by Dosantos in favor of WII, in accordance with applicable provisions of Italian law; and

(ii)
execute or cause to be executed such transfer or other instruments or formalities as may be necessary, under applicable law, to vest in WII title to the Shares (including without limitation the instrument described in Article 6.3 below);

(b)	WII shall, on the VimpelCom Closing Date, or in any event no later than 10 (ten) Business Days following the VimpelCom Closing Date:

(i)	pay the Cash Portion;

(ii)	transfer to Dosantos the VIP Shares represented by the relevant share certificates; and

(iii)	execute such transfer or other instruments or formalities as may be necessary, under applicable law, to vest in Dosantos title to the VIP Shares.

(c)
The Parties hereby acknowledge and agree that the Cash Portion and the VIP Shares shall be paid and delivered, respectively, by WII as soon as practicable and in any case no later than 10 (ten) Business Days following the VimpelCom Closing Date; it being understood, for the avoidance of doubt, that should the VimpelCom Closing not occur or should the payment of the Consideration or of a portion thereof not take place in accordance with Article 3.2(b) above, (i) WII shall deliver the Shares back to Dosantos, (ii) Dosantos shall transfer back to WII any portion of the Consideration that it has already received, if any, and (iii) the Parties shall execute and deliver, or cause to be executed and delivered such transfer or other instruments as may be necessary, under applicable law, to properly effect the full unwinding of the Closing.

3.3
Entitlement to Dividends. In accordance with the provisions set forth in Article 2.4 of the SSEA and to the extent WII waived its rights to receive dividends on the common shares of VimpelCom (the “VimpelCom Common Shares”) as further specified in the above-mentioned Article, Dosantos hereby undertakes to irrevocably direct VimpelCom not to make payment to Dosantos of dividends declared by VimpelCom during or in respect to the 2010 financial year on the VIP Shares received at Closing pursuant to this Article 3, with the understanding that any such waived dividends shall be retained by VimpelCom rather than being distributed to the other shareholders. Such waiver (i) shall not give rise to Dosantos receiving shares of a class, or with rights, different from the currently-outstanding VimpelCom Common Shares and (ii) is limited to the first $850,000,000 in dividends declared and paid out by VimpelCom as  dividends with respect to the 2010 financial year, including interim and year-end dividends. Further to Closing, Dosantos, in its capacity as shareholder of VIP Shares on the relevant record date for receiving dividends, shall be entitled to receive its proportionate share of any such dividend amounts paid out above $850,000,000 with respect to the 2010 financial year. If necessary to effect the waiver set forth in this Article 3.3, Dosantos covenants to pay over to VimpelCom, net of Taxes imposed, any amounts actually received subject to such waiver.

3.4
Existing Agreements. It is hereby agreed that, upon Closing, each of the Existing Agreements will be automatically terminated and the Parties will be deemed to have waived all of their rights accrued under each of the Existing Agreements as of the Closing Date.

3.5
One Transaction. All the actions and deliveries which are required to take place at Closing shall be deemed to take place simultaneously and such actions and deliveries are to be considered one and the same action, so that, at the option of the Party having interest in the carrying out of the specific action or delivery, Closing shall not be deemed to have occurred unless and until all such actions and deliveries take place as provided in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations of Dosantos. Dosantos hereby represents and warrants to WII as of the date hereof as follows:

(i)	the Shares are free from any encumbrances, liens, charges, property rights or any other claims of any nature or kind; and

(ii)	the Shares are freely transferable, in accordance with the applicable laws and the by-laws of WT currently in force.

4.2
Representations of WII. WII represents and warrants to Dosantos as of the date hereof, and as of the date in which the VIP Shares are transferred to Dosantos in accordance with Article 3.2 above (the “Transfer Date”), as follows:

(i)	as of the Transfer Date, the VIP Shares shall be free from any encumbrances, liens, charges, property rights or any other claims of any nature or kind; and

(ii)
subject (and without prejudice) to the lock-up obligations undertaken by Dosantos in accordance with Article 5 below and compliance with the provisions of the Securities Act (as defined below) and the agreements set forth in Article 6 below, as of the Transfer Date, the VIP Shares shall be freely transferable, in accordance with the applicable laws and the by-laws of VimpelCom currently in force.

4.3
No other Representations and Warranties. The representations and warranties of Dosantos and WII contained in this Article 4 are in lieu of all other representations and warranties however provided under applicable law and constitute all of the representations and warranties made by Dosantos and WII in connection with the purchase and sale of the Shares and the transfer of the VIP Shares as a consideration thereof and any other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Dosantos and WII make no representation and give no warranty to the other Party with respect to financial projections, budgets, assets, liabilities, results, business activities or management analyses, or to the future profitability and financial performance of the WT, VimpelCom and their Affiliates.

ARTICLE 5

LOCK-UP AGREEMENT

5.1
Covenant of Dosantos. Dosantos warrants and undertakes to be bound by, and therefore to perform the obligations set forth in Article 2.1(a) of the lock-up agreement (the “Lock-Up Agreement”) to be entered into by VimpelCom and WII on the VimpelCom Closing Date, by executing on the Transfer Date an acknowledgment letter in the form attached hereto as Schedule 1, to be countersigned by WII and VimpelCom.

ARTICLE 6

PRIVATE PLACEMENT; RESTRICTIONS ON TRANSFER

6.1
Securities Act Compliance. The sale of the VIP Shares to Dosantos pursuant to Article 2 above is being effected as a private placement pursuant to Section 4(1) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, Dosantos represents to and agrees with WII the following:

(a)	Dosantos is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission);

(b)
Dosantos understands and agrees that the VIP Shares acquired or that may be acquired by Dosantos pursuant to Article 2 above have not been registered under the Securities Act, or under any state securities laws, and that accordingly such shares will not be fully transferable except as permitted under various exemptions contained in the Securities Act, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act;

(c)
Dosantos acknowledges that because the offer and sale of VIP Shares acquired pursuant to Article 2 above by Dosantos will not be registered under the Securities Act, such shares cannot be disposed of by such recipient unless such shares are subsequently registered or an exemption from registration under the Securities Act is available;

(d)
Dosantos understands that the VIP Shares acquired or that may be acquired by  Dosantos pursuant to Article 2 above are being offered and sold pursuant to this Agreement in reliance upon federal and state exemptions for transactions not involving any public offering;

(e)
Without prejudice to the representations, warranties and covenants of WII contained in this Agreement, Dosantos has received all materials, documents, and other information that Dosantos deems necessary or advisable to evaluate the VIP Shares acquired or that may be acquired by Dosantos pursuant to Article 2 above;

(f)
Dosantos has made an independent examination, investigation, analysis, and evaluation of VimpelCom and the VIP Shares acquired or that may be acquired by Dosantos pursuant to Article 2 above, including Dosantos’s own estimate of the value of such shares;

(g)
the VIP Shares acquired or that may be acquired by Dosantos pursuant to Article 2 above are being and will be acquired by Dosantos for its own account, for investment only, not as a nominee or agent, and not with a view to or in connection with any resale or distribution thereof other than in accordance with the Securities Act and other applicable securities laws; and

(h)
Dosantos has no present intention of selling, granting any participation in, or otherwise distributing the VIP Shares acquired or that may be acquired by  Dosantos pursuant to Article 2 above other than in accordance with the Securities Act and other applicable securities laws, nor does Dosantos have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation with respect to such shares to such person or to any third person other than in accordance with the Securities Act and other applicable securities laws.

6.2	Legends. Each certificate representing a VIP Share shall have stamped, printed or typed thereon the following legend to reflect the provisions of Article 6.1 above:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

6.3
Representation and Undertakings to VimpelCom. Dosantos understands that VimpelCom may request the issuance to it of a letter containing the same representations and undertakings as are set forth in Articles 6.1 and 6.2 above as a condition for the transfer of the VIP Shares to Dosantos.

ARTICLE 7

NOTICES

7.1
Notices and communications. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by email, telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to WII, to:

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
Luxembourg
Attention: Naguib Onsi Sawiris
Facsimile: +2 024615164

and

Karim Nasr
Facsimile: +33 (1) 72712897

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris
France Attention:  Pierre-Yves Chabert, Gamal M. Abouali
Facsimile: +33 (0)1.40.74.68.88

Cleary Gottlieb Steen & Hamilton LLP
Via San Paolo 7
20121 Milan
Attention: Pietro M. Fioruzzi
Facsimile: +39 02 86 98 44 40

If to Dosantos, to:

Dosantos Investments S.à r.l.
65, boulevard Grande-Duchesse Charlotte
L-1331 Luxembourg
Attention: David Catala
Facsimile: + 352 2638 3509

ARTICLE 8

MISCELLANEOUS

8.1	Fees, Taxes and Expenses. Each Party shall bear its own fees, duties and taxes related to this Agreement and to the transfers of the Shares and the VIP Shares.

8.2	Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of Italy.

8.3
Counterparts. This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

8.4
Changes in Writing. This Agreement: (a) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (if any) relating to the same subject matter, and (b) may not be waived, changed, modified or discharged orally, but only by an agreement in writing.

8.5
Assignment; No Third Party Beneficiaries.  Neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party (except for assignments to Affiliates of the assigning Party, in which case the assignor shall remain jointly and severally liable with the assignee) and any attempt to assign this Agreement without such consent shall be void and of no effect. Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights or obligations upon any Person that is not a Party to this Agreement.

8.6
Severance. If any provision of this Agreement is held to be invalid or unenforceable by any arbitral, judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

8.7
Further Assurances. The Parties agree to take all steps, execute and deliver such documents and to take all actions necessary, proper or advisable to consummate and make effective, in the most expeditious practicable manner, the transactions contemplated hereby.

Weather Investments II S.à r.l Date and place: 14/4/2011 Signature: /s/ Fabio Ceccarelli Name: Fabio Ceccarelli Title: Manager	Dosantos Investments S.à r.l. Date and place: 14/4/2011 Signature: /s/ David Catala Name: David Catala Title: Manager

Pursuant to Article 1341 of the Italian civil code, the above signatures are restated for specific approval of what is provided under Article 3.2 (Delivery of Shares and Payment of Consideration) and Article 4 (Representations and Warranties).

Weather Investments II S.à r.l Date and place: 14/4/2011 Signature: /s/ Fabio Ceccarelli Name: Fabio Ceccarelli Title: Manager	Dosantos Investments S.à r.l. Date and place: 14/4/2011 Signature: /s/ David Catala Name: David Catala Title: Manager

SCHEDULE 1

Form of Ackowledgment Letter

[On Dosantos Investments S.à r.l.’s letterhead]

From:

Dosantos Investments S.à r.l.
65, boulevard Grande-Duchesse Charlotte.
L-1331 Luxembourg
Share capital: EUR 154,905.89
R.C.S. Luxembourg: B 145.442
(the “Company”)

To:

VimpelCom Ltd.
Claude Debussylaan 15
1082 MC Amsterdam
The Netherlands
To the attention of Jeffrey McGhie

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
L-1882 Luxembourg
Grand Duchy of Luxembourg
To the attention of Naguib Sawiris

April [•], 2011

Re: Acknowledgment related to the Lock-Up Agreement (as defined below)

Ladies and Gentlemen:

Reference is made to the lock-up agreement dated as of April 15, 2011 (the “Lock-Up Agreement”) entered into by and between VimpelCom Ltd. and Weather Investments II S.à r.l. Capitalized terms used in this letter (the “Letter”), but not otherwise defined herein, shall have the meaning ascribed to such terms in the Lock-Up Agreement.

The Company hereby:

(a)	declares that it has a copy of, and has full knowledge of the terms and conditions of, the Lock-Up Agreement; and

(b)
irrevocably acknowledges and agrees that, as of the date of execution of this Letter, it is bound by, and therefore shall perform, the obligations set forth in Article 2.1(a) of the Lock-Up Agreement as a Shareholder, as if the Company was an original signatory to the Lock-Up Agreement.

           The Company hereby agrees to promptly execute and deliver any and all further documents and take such further action as VimpelCom Ltd. and/or Weather Investments II S.à r.l. may reasonably require to effect the purpose of this Letter.

This Letter shall be construed together with, and as a part of, the Lock-Up Agreement and shall be governed by, and construed in accordance with, the laws of the State of New York.

Please indicate your agreement with the foregoing by having the enclosed duplicate copy of this Letter executed in the space provided below by a duly authorized representative and return the same to Dosantos Investments S.à r.l., 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg , for the attention of David Catala, by hand or by courier and by facsimile (No. + 352 2638 3509) by close of business of April [•], 2011 (inclusive).

Very truly yours,

DOSANTOS INVESTMENTS S.A R.L.

By:_____________________________

Name:___________________________

Title:____________________________

Confirmed and agreed:

WEATHER INVESTMENTS II S.A R.L.

By:  ___________________________

Name:  _________________________

Title:  __________________________

VIMPELCOM LTD.

By:  ___________________________

Name:  _________________________

Title:  __________________________